UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 7, 2005
PROXYMED, INC.
(Exact name of registrant as specified in its charter)

FLORIDA (State or other jurisdiction of incorporation)	000-22052 (Commission File No.)	65-0202059 (IRS Employer Identification No.)
1854 Shackleford Court, Suite 200,
Atlanta, Georgia 30093-2924
(Address of principal executive offices)
(770) 806-9918
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 7, 2005, ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions (“the Company”), and certain of its wholly-owned subsidiaries, entered into a security and purchase agreement (the “Loan Agreement”) with Laurus Master Fund, Ltd. (“Laurus”) to provide up to $20 million in financing to the Company.
     Under the terms of the Loan Agreement, Laurus will extend financing to the Company in the form of a $5 million secured term loan (the “Term Loan”) and a $15 million secured revolving credit facility (the “Revolving Credit Facility”). The Term Loan has a stated term of five (5) years and will accrue interest at Prime plus 2%, subject to a minimum interest rate of 8%. The Term Loan is payable in equal monthly principal installments of approximately $89,300 until the maturity date on December 6, 2010. The Revolving Credit Facility has a stated term of three (3) years and will accrue interest at the 90 day LIBOR rate plus 5%, subject to a minimum interest rate of 7%, and a maturity date of December 6, 2008. Additionally, in connection with the Loan Agreement, the Company issued 500,000 shares of its Common Stock, par value $0.001 per share (the “Closing Shares”) to Laurus.
     The Company has granted Laurus a first priority security interest in substantially all of the Company’s present and future tangible and intangible assets (including all intellectual property) to secure the Company’s obligations under the Loan Agreement. The Loan Agreement contains various customary representation and warranties of the Company as well as customary affirmative and negative covenants, including, without limitation, limitations on liens of property, maintaining specific forms of accounting and record maintenance, and limiting the incurrence of additional debt. The Loan Agreement does not contain restrictive covenants regarding minimum earning requirements, historical earning levels, fixed charge coverage, or working capital requirements.
     The Loan Agreement also contains certain customary events of default, including, among others, non-payment of principal and interest, violation of covenants, and in the event the Company is involved in certain insolvency proceedings. Upon the occurrence of an event of default, Laurus is entitled to, among other things, accelerate all obligations of the Company.
     In the event Laurus accelerates the loans, the amount due will include all accrued interest plus 120% of the then outstanding principal amount of the loans being accelerated as well as all unpaid fees and expenses of Laurus. In addition, if the Revolving Credit Facility is terminated for any reason, whether because of a prepayment or acceleration, there shall be paid an additional premium of up to 5% of the total amount of the Revolving Credit Facility. In the event the Company elects to prepay the Term Loan, the amount due shall be the accrued interest plus 115% of the then outstanding principal amount of the Term Loan.
     The Company intends to use the proceeds from the Loan Agreement primarily to repay existing senior debt to Wachovia Bank, National Corporation and for working capital.

Item 2.03 Creation of a Direct Financial Obligation.
See disclosure provided in Item 1.01 above.
Item 3.02 Unregistered Sales of Equity Securities.
     In connection with the Loan Agreement, the Company issued the Closing Shares to Laurus on December 7, 2005, in exchange for cash equal to the number of Closing Shares multiplied by $0.01. The Closing Shares were issued pursuant to section 4(2) of the Securities Act of 1933.
Item 9.01 Financial Statements and Exhibits.

99.1	Press Release dated December 7, 2005

99.2	Transcript of Investor Call on December 7, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProxyMed, Inc.
Date: December 9, 2005	/s/ Douglas J. O’Dowd
Douglas J. O’Dowd Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press Release dated December 7, 2005

Exhibit 99.2	Transcript of Investor Call on December 7, 2005

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